Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) currently anticipated for the close of business on January 12, 2026 (the “Closing Date”), is by and between Quasar Distributors, LLC (the “Distributor”), Managed Portfolios Series (“Fund Company”), on behalf of the Reinhart Mid Cap PMV Fund,
Reinhart Genesis PMV Fund and Reinhart International PMV Fund (each a “Fund” and collectively, the “Funds”), and Reinhart Partners, LLC (“Adviser”).

WHEREAS, the Adviser has entered into a transaction the completion of which is expected to result in a change of control of the Adviser for purposes of the Investment Company Act of 1940 (the “Transaction”), resulting in the assignment and automatic termination of the Existing Agreement (as defined below).

Effective as of the Closing Date, the Fund Company, on behalf of each Fund, the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the Fund Company and the Distributor effective as of September 30, 2021, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees/directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees/directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees/directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

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IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

QUASAR DISTRIBUTORS, LLC		MANAGED PORTFOLIO SERIES

By:	/s/ Theresa Cowan	By:	/s/ Brian Wiedmeyer
Name:	Theresa Cowan	Name:	Brian Wiedmeyer
Title:	President	Title:	President

REINHART PARTNERS, LLC

By:	/s/ Sandi King
Name:	Sandi King
Title:	President